HealthEquity Reports Fourth Quarter and Year Ended January 31, 2015 Financial Results
Highlights of the fiscal year include:

•	Revenue of $87.9 million, an increase of 42% compared to FY14.

•	Net income of $10.2 million, an increase of 724% compared to FY14.

•	Net income per diluted share of $0.21 compared to $(1.26) in FY14.

•	Adjusted EBITDA of $25.2 million, an increase of 60% compared to FY14.

•	Pro forma non-GAAP earnings per diluted share of $0.21 per share compared to $0.03 in FY14.

•	HSA Members of 1.4 million, an increase of 47% compared to FY14.

•	Total AUM of $2.4 billion, an increase of 45% compared to FY14.

Highlights of the fourth quarter include:

•	Revenue of $24.9 million, an increase of 45% compared to Q4 FY14.

•	Net income of $1.4 million, an increase of 129% compared to Q4 FY14.

•	Net income per diluted share of $0.02 compared to $(1.71) in Q4 FY14.

•	Adjusted EBITDA of $5.5 million, an increase of 101% compared to Q4 FY14.

•	Pro forma non-GAAP earnings (loss) per diluted share of $0.04 per share compared to $(0.12) in Q4 FY14.

Draper, Utah – March 24, 2015 – HealthEquity, Inc. (NASDAQ: HQY), one of the largest health savings account ("HSA") non-bank custodians, today announced financial results for its fourth quarter and year ended January 31, 2015.
"Fiscal year 2015 was an excellent year for HealthEquity. We added over 475,000 new HSA members and increased our assets under management by over $735 million, which ultimately combined to drive revenue growth of 42%,” remarked Jon Kessler, President and CEO of HealthEquity.
Mr. Kessler added, “We executed successfully across the entire organization this year, which resulted in a very productive selling season and the addition of 143 new network partners. I firmly believe we remain well-positioned and will benefit from strong industry trends going forward. I anticipate seeing solid growth throughout fiscal year 2016 as we continue to gain market share.”
Full year financial results
For the year ended January 31, 2015, HealthEquity reported revenue of $87.9 million, an increase of 42% compared to $62.0 million for the year ended January 31, 2014. Revenue consisted primarily of:

•	Account fee revenue of $45.0 million, an increase of 47% compared to FY14.

•	Custodial fee revenue of $24.4 million, an increase of 29% compared to FY14.

•	Card fee revenue of $17.7 million, an increase of 49% compared to FY14.

Net income and comprehensive income was $10.2 million for the year ended January 31, 2015, compared to $1.2 million for the year ended January 31, 2014.
Net income per share attributable to diluted common share was $0.21 for the year ended January 31, 2015, compared to a loss of $(1.26) for the year ended January 31, 2014. Pro forma non-GAAP earnings per diluted share for the year ended January 31, 2015 was $0.21, compared to $0.03 for the year ended January 31, 2014.

Non-GAAP Adjusted EBITDA was $25.2 million for the year ended January 31, 2015, an increase of 60% compared to $15.8 million for the year ended January 31, 2014. Adjusted EBITDA was 29% of revenue for the year ended January 31, 2015, compared to 25% for the year ended January 31, 2014.
As of January 31, 2015, we had $111.0 million of cash and cash equivalents and no outstanding debt. This compares to $13.9 million in cash and cash equivalents and no outstanding debt as of January 31, 2014.
Fourth quarter financial results
For the fourth quarter ended January 31, 2015, HealthEquity reported revenue of $24.9 million, an increase of 45% compared to $17.2 million for the fourth quarter ended January 31, 2014. Revenue consisted primarily of:

•	Account fee revenue of $13.0 million, an increase of 47% compared to Q4 FY14.

•	Custodial fee revenue of $6.8 million, an increase of 35% compared to Q4 FY14.

•	Card fee revenue of $4.9 million, an increase of 63% compared to Q4 FY14.

Net income and comprehensive income was $1.4 million for the fourth quarter ended January 31, 2015, compared to a net loss of $(4.7) million for the fourth quarter ended January 31, 2014.
Net income per share attributable to diluted common share was $0.02 for the fourth quarter ended January 31, 2015, compared to a loss of $(1.71) for the fourth quarter ended January 31, 2014. Pro forma non-GAAP earnings (loss) per diluted share for the fourth quarter ended January 31, 2015 was $0.04, compared to a loss of $(0.12) for the fourth quarter ended January 31, 2014.
Non-GAAP Adjusted EBITDA was $5.5 million for the fourth quarter ended January 31, 2015, an increase of 101% compared to $2.7 million for the fourth quarter ended January 31, 2014. Adjusted EBITDA was 22% of revenue for the fourth quarter ended January 31, 2015, compared to 16% for the fourth quarter ended January 31, 2014.
HSA Member metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of January 31, 2015 was 1.4 million, an increase of 47% from 968,000 as of January 31, 2014.
Total assets under management ("AUM") as of January 31, 2015 was $2.4 billion, an increase of 45% year over year, comprised of:

•	Cash AUM of $2.1 billion, an increase of 44% compared to the same period last year; and

•	Investment AUM of $286.5 million, an increase of 57% compared to the same period last year.
Investment AUM was 12% of total AUM as of January 31, 2015 compared to 11% as of January 31, 2014.
Business outlook
For the year ended January 31, 2016, we expect our revenue to be between $117.0 million and $121.0 million and our Adjusted EBITDA to be between $35.5 million and $37.5 million. We expect our pro forma non-GAAP earnings per diluted share to be between $0.28 per share and $0.30 per share. Our pro forma non-GAAP earnings per diluted share estimate is based on an estimated weighted average shares outstanding between 58 to 60 million and is calculated on a pro forma basis after adding back to net income all non-cash stock compensation expense net of tax. We expect total stock compensation expense, net of tax, to be between $3.5 million and $4.0 million for the year ended January 31, 2016.

Conference call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, March 24, 2015 to discuss the fiscal year 2015 fourth quarter and full year financial results. The conference call will be accessible by dialing 888-417-8533, or 719-325-2393 for international callers, and referencing conference ID 5220787. A live audio webcast of the call will also be available on the investor relations section of the company’s website at http://ir.healthequity.com.
A replay of the conference call will be available approximately one hour after conclusion of the call and will be accessible through April 24, 2015. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers, and providing access code 5220787.
Non-GAAP financial Information
To supplement our consolidated financial statements presented on a GAAP basis, we disclose Adjusted EBITDA, pro forma non-GAAP earnings (loss) per diluted share, non-GAAP gross profit, non-GAAP gross margin, non-GAAP income from operations, and non-GAAP operating margin, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and other certain non-cash statement of operations items. We define pro forma non-GAAP earnings (loss) per diluted share as net income per diluted share, calculated on a pro forma basis after adding back to net income non-cash stock-based compensation expense, net of tax, associated with the performance-based stock options granted on and after our initial public offering, and to give effect to the conversion of all our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our initial public offering, as if such conversion occurred at the beginning of the fiscal year. Non-GAAP gross profit is calculated by excluding from gross profit stock-based compensation expense attributable to cost of services. Non-GAAP gross margin is the ratio calculated by dividing non-GAAP gross profit by revenues. Non-GAAP income from operations is calculated by excluding stock-based compensation expense from operating income. Non-GAAP operating margin is the ratio calculated by dividing non-GAAP operating income by revenues.

These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, revenue, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the final prospectus for the company’s initial public offering filed on August 1, 2014 and most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Consolidated statements of operations and comprehensive income

(in thousands, except per share data)	Three months ended January 31,		Year ended January 31,
	2015	2014	2015	2014

Revenue
Account fee revenue	$12,988	$8,854	$45,010	$30,575
Custodial fee revenue	6,817	5,042	24,374	18,955
Card fee revenue	4,898	3,002	17,746	11,931
Other revenue	168	263	725	554
Total revenue	24,871	17,161	87,855	62,015

Cost of services
Account costs	9,572	6,796	29,760	21,473
Custodial costs	1,147	750	4,141	3,487
Card costs	1,615	1,148	5,899	4,137
Other costs	24	45	82	116
Total cost of services	12,358	8,739	39,882	29,213

Gross profit	12,513	8,422	47,973	32,802

Operating expenses
Sales and marketing	3,790	3,144	10,619	8,602
Technology and development	3,202	2,011	10,501	7,142
General and administrative	3,091	1,268	8,343	3,897
Amortization of acquired intangible assets	410	410	1,637	1,637
Total operating expenses	10,493	6,833	31,100	21,278

Income from operations	2,020	1,589	16,873	11,524

Other expense
Interest expense	—	(14)	—	(44)
Loss on revaluation of warrants	—	(614)	—	(614)
Loss on revaluation of redeemable convertible preferred stock derivative	—	(5,254)	(735)	(5,363)
Other expense, net	(98)	(7)	(374)	(129)

Total other expense	(98)	(5,889)	(1,109)	(6,150)

Income before income taxes (loss)	1,922	(4,300)	15,764	5,374

Income tax provision	551	417	5,598	4,141

Net income and comprehensive income (loss)	$1,371	$(4,717)	$10,166	$1,233

Net income (loss) attributable to common stockholders:
Basic	$1,371	$(10,205)	$12,058	$(7,132)
Diluted	$1,371	$(10,205)	$10,901	$(7,132)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(1.71)	$0.39	$(1.26)
Diluted	$0.02	$(1.71)	$0.21	$(1.26)

Weighted-average number of shares used in computing net income per share attributable to common stockholders:
Basic	54,768	5,961	31,181	5,651
Diluted	57,535	5,961	51,856	5,651

Stock-based compensation expense
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income is as follows:

	Three months ended January 31,		Year ended January 31,
(in thousands)	2015	2014	2015	2014
Account costs	$308	$2	$403	$9
Sales and marketing	359	3	504	12
Technology and development	147	4	263	16
General and administrative	916	5	1,355	20
Total stock compensation expense	$1,730	$14	$2,525	$57
The following table presents components of our consolidated statements of operations and comprehensive income, adjusted for stock compensation expense:

	Three months ended January 31,		Year ended January 31,
(in thousands, except for percentages)	2015	2014	2015	2014

Reconciliation of gross profit to non-GAAP gross profit:
Gross profit	$12,513	$8,422	$47,973	$32,802
Excluding: Stock-based compensation expense attributable to cost of services	308	2	403	9
Non-GAAP gross profit	$12,821	$8,424	$48,376	$32,811

Reconciliation of gross margin to non-GAAP gross margin:
GAAP gross margin	50%	49%	55%	53%
Excluding: Stock-based compensation expense attributable to cost of services	1%	—%	—%	—%
Non-GAAP gross margin	51%	49%	55%	53%

Reconciliation of income from operations to non-GAAP income from operations:
Income from operations	$2,020	$1,589	$16,873	$11,524
Excluding: Stock-based compensation expense	1,730	14	2,525	57
Non-GAAP income from operations	$3,750	$1,603	$19,398	$11,581

Reconciliation of operating margin to non-GAAP operating margin:
GAAP operating margin	8%	9%	19%	19%
Excluding: Stock-based compensation expense	7%	—%	3%	—%
Non-GAAP operating margin	15%	9%	22%	19%

Net income and comprehensive income (loss) reconciliation to Adjusted EBITDA

	Three months ended January 31,		Year ended January 31,
(in thousands)	2015	2014	2015	2014
Net income and comprehensive income (loss)	$1,371	$(4,717)	$10,166	$1,233
Interest expense	—	14	—	44
Income tax provision	551	417	5,598	4,141
Depreciation and amortization	1,294	720	4,253	2,633
Amortization of acquired intangible assets	410	410	1,637	1,637
Loss on revaluation of warrants	—	614	—	614
Loss on revaluation of redeemable convertible preferred stock derivative liability	—	5,254	735	5,363
Stock-based compensation expense	1,730	14	2,525	57
Other (1)	149	7	328	47
Total adjustments	4,134	7,450	15,076	14,536
Adjusted EBITDA	$5,505	$2,733	$25,242	$15,769

(1)
For the three months ended January 31, 2015 and 2014, Other consisted of interest income of $(29) and $(14) and miscellaneous taxes of $178 and $21, respectively. For the years ended January 31, 2015 and 2014, Other consisted of interest income of $(38) and $(49) and miscellaneous taxes of $366 and $96, respectively.

HSA Members

	January 31, 2015	January 31, 2014	January 31, 2013	% Change from prior year
HSA Members	1,426,785	967,710	677,251	47%	43%
Average HSA Members - Year-to-date	1,087,962	747,182	532,053	46%	40%
Average HSA Members - Quarter-to-date	1,230,256	837,666	592,376	47%	41%
Assets under management

(in thousands, except percentages)	January 31, 2015	January 31, 2014	January 31, 2013	% Change from prior year
Cash AUM	$2,075,741	$1,442,336	$1,060,696	44%	36%
Investment AUM	286,526	182,614	103,335	57%	77%
Total AUM	$2,362,267	$1,624,950	$1,164,031	45%	40%
Average daily cash AUM - Year-to-date	$1,553,845	$1,137,825	$829,427	37%	37%
Average daily cash AUM - Quarter-to-date	$1,698,402	$1,223,589	$894,456	39%	37%

Net income (loss) per diluted share reconciliation to Pro forma non-GAAP earnings (loss) per diluted share

	Three months ended January 31,		Year ended January 31,
(in thousands, except per share data)	2015	2014	2015	2014
Net income (loss) attributable to common stockholders for diluted earnings per share	$1,371	$(10,205)	$10,901	$(7,132)
GAAP adjustments for participating securities (1)	—	5,488	(735)	$8,365
Net income and comprehensive income (loss)	$1,371	$(4,717)	$10,166	$1,233
Performance-based stock compensation expense, net of tax (2)	766	—	766	—
Adjusted net income (loss)	$2,137	$(4,717)	$10,932	$1,233

Pro forma diluted weighted-average number of shares used in computing pro forma non-GAAP earnings (loss) per diluted share: (3)	57,535	39,101	51,856	38,791

Pro forma non-GAAP earnings (loss) per diluted share	$0.04	$(0.12)	$0.21	$0.03

(1)	The net impact of adjustments required for participating securities in conformity with the two-class method as prescribed by GAAP.

(2)
The company used a tax rate of 38.6% to calculate the net impact of non-cash stock-based compensation expense associated with performance-based stock options granted on and after the consummation of its initial public offering.

(3)
For the three months and year ended January 31, 2014, the pro-forma diluted weighted average shares outstanding give effect to the conversion of all outstanding shares of convertible preferred stock and redeemable preferred stock into 33,140 shares of common stock using the as-if converted method as of the beginning of each period presented. In August 2014, in connection with the closing of the company's initial public offering, all of the outstanding convertible preferred stock and redeemable convertible preferred stock were converted into common stock.